EXHIBIT 15








November 10, 2000










Ohio Edison Company
76 South Main Street
Akron, OH  44308

Gentlemen:

We are aware that Ohio Edison Company has incorporated by reference in its Registration Statements No. 33-49135, No. 33-49259, No. 33-49413, No. 33-51139, No. 333-01489 and No. 333-05277
its Form 10-Q for the quarter ended September 30, 2000, which includes our report dated November 10, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                     Very truly yours,




                                     ARTHUR ANDERSEN LLP